Exhibit 5.1

Venus Acquisition Corporation Harneys Fiduciary (Cayman) Limited 4th Floor, Harbour Place 103 South Church Street P.O. Box 10240 Grand Cayman, KY1-1002 Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 426824.00003/BKR

10 June 2022

Venus Acquisition Corporation (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the Company’s proposed business combination transaction with VIYI Algorithm Inc. (VIYI), a Cayman Islands exempted company, on the terms set out in the Merger Agreement (as amended from time to time, the Business Combination Agreement, and the transactions contemplated therein, the Business Combination) dated as of 10 June 2021 by and among the Company, Venus Acquisition Merger Subsidiary Inc. (Venus Merger Sub), a Cayman Islands exempted company, VIYI, and WiMi Hologram Cloud Inc. (WiMi), a Cayman Islands exempted company.

Pursuant to the terms of the Business Combination Agreement, (i) Venus Merger Sub will merge with and into VIYI, with VIYI being the surviving entity and therefore becoming a wholly-owned subsidiary of the Company and (ii) the Company will issue an aggregate of approximately 39,603,961 ordinary shares of US$0.001 par value per share (the Merger Shares) to the shareholders of VIYI. Pursuant to the Backstop Agreement (as defined in Schedule 1), the Company may also issue up to an additional 1,485,149 ordinary shares of US$0.001 par value per share (the PIPE Shares, and together with the Merger Shares, the Ordinary Shares) to WiMi.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Ogier 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Venus Acquisition Corporation

10 June 2022

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate authorisation

(b)	The Company has taken all requisite corporate action to authorise the issuance of the Ordinary Shares pursuant to the Business
Combination Agreement and the Backstop Agreement in accordance with and in the manner described in the Registration Statement.

Shares

(c)	The Ordinary Shares to be issued by the Company pursuant to the Business Combination Agreement and the Backstop Agreement as contemplated in the Registration Statement, when issued by the Company upon:

(i)	receipt by the Company of the relevant consideration as set out in the Registration Statement and in accordance with the Business Combination Agreement and the Backstop Agreement and the Memorandum and Articles of Association; and

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10 June 2022

(ii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Company’s Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

Venus Acquisition Corporation

10 June 2022

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Ogier

Venus Acquisition Corporation

10 June 2022

Schedule 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 14 May 2018 issued by the Registrar.

2	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed by the Company on 5 February 2021 (the Existing Memorandum and Articles of Association).

3	The draft amended and restated memorandum and articles of association for the Company set out in Exhibit 3.3 to the Registration Statement (the Replacement Memorandum and Articles of Association).

4	A Certificate of Good Standing dated 7 June 2022 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 10 June 2022 (the Resolutions).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 10 June 2022 (the Register of Writs).

7	The Registration Statement.

8	The Business Combination Agreement.

9	The Backstop Agreement dated as of 24 January 2022 by and between the Company and WiMi (the Backstop Agreement).

In this opinion:

●	the Registration Statement, the Business Combination Agreement, and the Backstop Agreement are referred to as the Documents; and

●	the Existing Memorandum and Articles of Association, as proposed to be amended and restated by the Replacement Memorandum and Articles of Association, are referred to as the Memorandum and Articles of Association.

Venus Acquisition Corporation

10 June 2022

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	Where any document has been provided to us in draft or undated form, that document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a document marked to show changes from a previous draft, all such changes have been accurately marked.

6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for or purchase any of the Ordinary Shares.

7	No monies paid to or for the account of any party under any Document or any property received or disposed of by any party to any Document in each case in connection with any Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) and the Terrorism Act (Revised), respectively).

8	Prior to giving effect to the Business Combination, including by issuing the Ordinary Shares: (i) the Registration Statement (including all necessary post-effective amendments), will have become effective under the Act; (ii) the shareholders of the Company will have given all required approvals as specified in the Registration Statement, including, without limitation, approval of the Business Combination Proposal, the Nasdaq Stock Issuance Proposal, the Share Increase Proposal, the Name Change Proposal, and the Articles Amendment Proposal (each as defined in the Registration Statement); (iii) all statutory documents necessary to give effect to the Business Combination will have been executed, delivered, and filed with the Registrar and all required fees and other amounts will have been paid; and (iv) all other necessary action will have been taken under all applicable laws (other than the laws of the Cayman Islands) to authorise, approve and permit the Business Combination, and any and all consents, approvals and authorisations from applicable governmental and regulatory authorities required to authorise and permit the Business Combination will have been obtained.

Venus Acquisition Corporation

10 June 2022

Status, authorisation and execution

9	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

10	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

11	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

12	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

13	Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such documents and give such information.

Enforceability

14	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

15	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

16	None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) of the Cayman Islands.

Venus Acquisition Corporation

10 June 2022

Share Issuance

17	The Ordinary Shares shall be issued at an issue price in excess of the par value thereof.

Venus Acquisition Corporation

10 June 2022

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

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10 June 2022

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Venus Acquisition Corporation

Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box

10240, Grand Cayman, KY1-1002, Cayman Islands

Ogier

89 Nexus Way

Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

Date: 10 June 2022

Director’s Certificate

Venus Acquisition Corporation (the Company)

You have been requested to provide a legal opinion to the Company in relation to certain aspects of Cayman Islands law (the Opinion). I acknowledge that your Opinion will be given in reliance upon the information set out in this certificate. Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion.

I hereby certify that as at the date hereof:

1	you have been provided by us with true and complete copies of:

(a)	the Certificate of Incorporation of the Company dated 14 May 2018 issued by the Registrar;

(b)	the Existing Memorandum and Articles of Association;

(c)	the Resolutions annexed hereto;

2	the Existing Memorandum and Articles of Association provided to you are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

3	the Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company;

4	no steps have been taken by the Company to wind up the Company and no resolutions have been passed by the shareholders of the Company (the Shareholders) to wind up the Company;

5	the Company is not subject to any legal, arbitral, administration or other proceedings and no notice of an application or order for the appointment of a liquidator or receiver of the Company or any of its assets or of a winding-up of the Company has been received by the Company;

6	the powers and authority of the Directors as set out in the Existing Memorandum and Articles of Association of the Company have not been varied or restricted in any way by resolution or direction of the Shareholders;

Venus Acquisition Corporation

Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box

10240, Grand Cayman, KY1-1002, Cayman Islands

7	there have been no sealing regulations made by the Directors, any committee of the Directors or the Shareholders pursuant to the Existing Memorandum and Articles of Association;

8	the Resolutions have been duly signed by all the Directors and were passed in accordance with the Existing Memorandum and Articles of Association;

9	each of the Directors and their alternates has disclosed to the Company all of his or her direct or indirect interests that conflict or may conflict to a material extent with the interests of the Company;

10	the Resolutions are in full force and effect, have not been amended, revoked or rescinded in any way and are the only resolutions passed by the Directors relating to the matters referred to therein;

11	prior to, at the time of, and immediately following execution of the documents approved in, the Resolutions (the Documents), the Company was able to pay its debts as they fell due and it entered into the Documents for proper value and not with an intention to defraud or hinder its creditors or by way of undue or fraudulent preference;

12	the Company has no direct or indirect interest in Cayman Islands real property;

13	each of the Directors considers the transactions contemplated by the Documents to be of commercial benefit to the Company and has acted bona fide in the interests of the Company and for proper purposes in relation to the transactions mentioned in the Resolutions;

14	the Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws;

15	none of the transactions contemplated by the Documents relate to any shares, voting rights or other rights that are subject to a restrictions notice issued pursuant to the Companies Act;

16	the Directors/ persons authorised to execute the Documents on behalf of the Company, at the date of the Resolutions and at the date hereof, were and are as follows:

(a)	Yanming Liu;

(b)	Yu Chen;

(c)	Shan Cui; and

(d)	Guojian Chen;

17	there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company;

Venus Acquisition Corporation

Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box

10240, Grand Cayman, KY1-1002, Cayman Islands

18	the issued share capital of the Company as at the date hereof is as set out in the Registration Statement, all of which have been issued and are fully paid up;

19	the Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members; and

20	I am duly authorised to execute and deliver this certificate on behalf of the Company. I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have personally notified you in writing to the contrary.

Execution page to follow

Venus Acquisition Corporation

Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box

10240, Grand Cayman, KY1-1002, Cayman Islands

Yours faithfully

Yanming Liu

For and on behalf of

Venus Acquisition Corporation